EXHIBIT 21

LIST OF OPERATING SUBSIDIARIES

The following is a list of our subsidiaries at December 31, 2023 other than certain subsidiaries that did not in the aggregate constitute a significant subsidiary.

Name	Jurisdiction of Formation
California Resources Elk Hills, LLC	Delaware
California Resources Long Beach, Inc.	Delaware
California Resources Petroleum Corporation	Delaware
CRC Marketing, Inc.	Delaware
EHP Midco Holding Company, LLC	Delaware
EHP Topco Holding Company, LLC	Delaware
Elk Hills Power, LLC	Delaware